EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 20, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report of Shiloh Industries, Inc. and subsidiaries on Form 10-K for the years ended October 31, 2011 and 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Shiloh Industries, Inc. and subsidiaries on Forms S-8 (File No. 333-103152, effective February 12, 2003 and File No. 333-21161, effective February 5, 2007 and File No. 333-178354, effective December 7, 2011).
/s/    GRANT THORNTON LLP
Cleveland, Ohio
December 20, 2011